Exhibit 99.1

Contacts:

Paul Ross	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	The McBride Group
(805) 987-8741	Investor Relations

(925) 946-9432

FOR IMMEDIATE RELEASE

July 28, 2005

POWER-ONE ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2005,

CONFIRMS ACHIEVEMENT OF RESTRUCTURING GOALS

•                  Restructuring plans remain on track; breakeven results expected at a $68 million quarterly sales level

•                  Q2’05 net sales of $63.4 million and net loss of $0.17 per share

•                  Q2’05 net loss includes restructuring and asset impairment charges of $4.7 million, or $0.06 per share, and inventory charges of $1.9 million, or $0.02 per share

Camarillo, CA, July 28, 2005 — Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the second fiscal quarter ended June 30, 2005 were $63.4 million, compared with $72.5 million for the second quarter of 2004.  Net loss for the second quarter ended June 30, 2005 was $14.8 million, or $0.17 per share, compared with a net loss of $3.9 million, or $0.05 per share, for the same quarter in 2004.  Net new orders in the second quarter of 2005 were $64.7 million compared with $67.2 million in the first quarter of 2005.   The book-to-bill ratio was 1.02 for the second quarter of 2005, compared with 1.01 for the first quarter of 2005.  The Company’s 180-day backlog at the end of the second quarter was $41.4 million, compared with $38.8 million at the end of the first quarter of 2005;  90-day backlog was $35.7 million compared with $34.6 million at the end of the first quarter of 2005.  Overall turns business was approximately 45% during the second quarter of 2005 compared with approximately 49% in the first quarter of 2005.

The net loss during the second quarter of 2005 included $4.7 million, or $0.06 per share, of restructuring and asset impairment charges related to the previously announced consolidation of the Company’s operations.  In addition to these restructuring and asset impairment charges, the current quarter results included $1.9 million, or $0.02 per share, of inventory charges primarily related to excess and obsolete inventory.  The inventory write-down was largely attributed to locations subject to the Company’s restructuring plan.

 “While we are disappointed that our second quarter sales volume came in a little under expectations primarily due to lower turns business than previously forecasted and some customer delays, we are nonetheless pleased with the remarkable progress we’re continuing to make with our restructuring plan,” said Steve Goldman, Chief Executive Officer of Power-One.  “We believe that our restructuring plan is on track and that we have achieved our goal of being able to generate break even results on a GAAP basis at a sales level of approximately $68 million.”

Mr Goldman continued, “We’re seeing increasing customer interest in our Z1000 No-Bus™ digital products, which we announced during the first quarter, and we are on schedule for product sampling this month.  We are also seeing continued progress on the number of design wins for our Z-One digital power management technology.  As announced just this week, we’ve continued to increase the strength of the Z-One alliance with the addition of our latest partner, Atmel, and by establishing the Z-Alliance™ website www.z-alliance.org.”

Mr. Goldman concluded, “In addition to the progress made in our digital power management product line, we are achieving major design wins in our traditional businesses and expect these wins to translate into a solid revenue ramp in 2006.  We are looking forward to providing this growth, leveraged by a leaner cost structure, to our shareholders over the next twelve to eighteen months.”

Future Outlook

For the third quarter of 2005, the Company anticipates an increase in net sales to a range of $66 to $69 million, and breakeven bottom line results, plus or minus $0.01 per share.  The Company expects to achieve break even at revenue of approximately $68 million per previous guidance.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Thursday, July 28, 2005 at 8:00 a.m. PT.  The call will be available over the Internet through the Company’s investor relations website at www.power-one.com.  To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s website at www.power-one.com throughout the current quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “anticipate,” “will,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including any general economic slowdown, pricing pressure resulting from need to respond to market conditions, a downturn or other disruption of the market trends within our end customers’ industries, lack of market acceptance of the Company’s new products, inability to turn design wins into sales revenues, delays or cancellations of new product designs by customers, inability to realize expected savings in the amounts, cost categories and/or timeframe projected from recent restructuring initiatives, and increased R&D expenditures above previous levels.  See “Risk Factors” in the Company’s 2004 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

NET SALES	$63,388	$72,514	$130,135	$141,166
COST OF GOODS SOLD	47,512	44,084	98,088	88,007
GROSS PROFIT	15,876	28,430	32,047	53,159

EXPENSES:
Selling, general and administrative	15,184	16,871	31,018	33,245
Engineering and quality assurance	10,062	10,223	20,692	20,726
Amortization of intangible assets	970	975	1,949	1,949
Restructuring costs	3,790	831	11,160	831
Asset impairment	931	738	8,018	738
Total expenses	30,937	29,638	72,837	57,489

LOSS FROM OPERATIONS	(15,061)	(1,208)	(40,790)	(4,330)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	543	378	1,299	754
Interest expense	(65)	(146)	(98)	(374)
Other income (expense), net	377	(1,905)	(2,097)	(974)
Total interest and other income (expense)	855	(1,673)	(896)	(594)

LOSS BEFORE INCOME TAXES	(14,206)	(2,881)	(41,686)	(4,924)

PROVISION FOR INCOME TAXES	592	1,028	1,524	1,807

NET LOSS	$(14,798)	$(3,909)	$(43,210)	$(6,731)

BASIC AND DILUTED LOSS PER SHARE	$(0.17)	$(0.05)	$(0.51)	$(0.08)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	84,677	83,667	84,575	83,550

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,285	$35,504
Available for Sale investments	5,682	7,516
Held to maturity investments	13,031	9,405
Accounts receivable:
Trade (net of allowance)	52,683	56,397
Other	6,150	4,837
Inventories	45,657	54,311
Prepaid expenses and other current assets	2,880	4,121
Property & equipment, held for sale	5,097	—

Total current assets	159,465	172,091

INVESTMENTS, HELD TO MATURITY	30,988	34,788
PROPERTY & EQUIPMENT, net	40,566	57,707
INTANGIBLE ASSETS, net	54,733	58,082
OTHER ASSETS	2,293	4,385

TOTAL ASSETS	$288,045	$327,053

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Accounts payable	30,948	29,613
Restructuring reserve	9,005	2,288
Deferred income taxes	1,317	1,497
Other accrued expenses and current liabilities	24,299	21,986

Total current liabilities	65,569	55,384

OTHER LIABILITIES	1,127	1,632

STOCKHOLDERS’ EQUITY:
Common stock	85	84
Additional paid-in capital	606,644	602,737
Treasury stock, at cost	(1,667)	—
Deferred compensation	—	(44)
Accumulated other comprehensive income	24,285	32,048
Accumulated deficit	(407,998)	(364,788)

Total stockholders’ equity	221,349	270,037

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$288,045	$327,053

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Orders	$64,726	$73,624	$131,942	$148,286

Sales	$63,388	$72,514	$130,135	$141,166

Operating Loss	$(15,061)	$(1,208)	$(40,790)	$(4,330)

Net Loss	$(14,798)	$(3,909)	$(43,210)	$(6,731)

Basic and Diluted Loss Per Share (1)	$(0.17)	$(0.05)	$(0.51)	$(0.08)

Basic and Diluted Weighted Average Shares Outstanding (1)	84,677	83,667	84,575	83,550

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.